Exhibit 2(d)

	Description of Securities Disclosure	Incorporated by Reference From the Section of the 20-F for the year ended 2018 Indicated Below

1.	Preemptive Rights	Item 10.B-Preemptive Rights and Increases in Share Capital

2.	Type and Class of Securities	Item 10.B-Capitalization

3.	Divisions and Distributions	Item 10.B-Divided and Liquidation Rights

4.	Other Rights	Not Applicable

5.	Rights of Shares	10.B-General

6.	Requirements for amendments	Item 10.B-Shareholder’s Meetings and Voting Rights

7.	Limitations on the rights to own securities	Item 10.B Ownership Restrictions

8.	Disposition that may affect any change of control	Item 10.B Rights of Dissent Shareholders to Tender Their Shares

9.	Ownership Threshold	Item 10.B Ownership Restrictions

10.	Differences between law of different jurisdictions	Item 16.G -Corporate Governance

11.	Changes in the capital	Item 10-B Preemeptive Rights and Increase in Share Capital

12.	Debt Securities	Not Applicable

13.	Warrants and Rights	Not Applicable

14.	Other Securities	Not Applicable

15.	Name of the Depositary	Item 12.D-American Depositary Shares

16.	American Depositary Shares	Item 12.D-American Depositary Shares